Exhibit 10.11

THIRD AMENDMENT TO THE

AMGEN INC. SUPPLEMENTAL RETIREMENT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009

The Amgen Inc. Supplemental Retirement Plan (As Amended and Restated Effective January 1, 2009) (the “Plan”) is hereby amended, effective January 1, 2012, as follows:

1.	Section 1.1 “Purpose” will be amended and restated as follows:

The purpose of this Plan is to provide benefits to employees of the Company and certain of its affiliates and subsidiaries whose Matching Contributions and Nonelective Contributions are limited under the Retirement Plan or the AML Plan (each as defined below), whether because of statutory limitations or because of employee deferrals to the Amgen Nonqualified Deferred Compensation Plan (the “NQDC”), or both. The Company intends that the Plan will provide benefits to a select group of management or highly compensated employees. The Plan is intended to be an unfunded “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. The Plan is not intended to be a plan described in Section 401(a) of the Code and/or Section 1081.01(a) or the Puerto Rico Code.

2.	The first two sentences of “Article II DEFINITIONS” will be amended and restated as follows:

For the purposes of this Plan, the following terms, when capitalized, have the following meanings. Any capitalized term in this Plan that is not defined in this Article II has the meaning given such term in the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants).

3.	A new Section 2.2A that reads as follows is added:

AML Plan means the Savings Plan for Amgen Manufacturing, Limited.

4.	Section 2.7 is amended and restated as follows:

Code means the Internal Revenue Code of 1986, as amended from time to time, and any applicable IRS Regulations promulgated thereunder and any successor thereto. References to any section of the Code include reference to any comparable or succeeding provisions or regulations that amends, supplements or replaces the section.

5.	Section 2.10 is amended and restated as follows:

Compensation has the same meaning as the term “Deferral Compensation” has under the Retirement Plan (or with respect to Puerto Rico Participants, as the term “Compensation” has under the AML Plan), except that, for purposes of this Plan, Compensation is not limited by the Salary Cap and includes amounts that are deferred into the NQDC.

6.	A new Section 2.11 that read as follows is added:

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

7.	Section 2.15 is amended and restated as follows:

Section 2.15 Reserved

8.	A new Section 2.17A that reads as follows is added:

Puerto Rico Code means The Internal Revenue Code for a New Puerto Rico, as amended from time to time, and any applicable regulation thereunder and any successor thereto. Reference to any section or subsection of the Internal Revenue Code for a New Puerto Rico includes reference to any comparable or succeeding provisions that amends, supplements or replaces that section.

9.	A new Section 2.17B that reads as follows is added:

Puerto Rico Participant means each eligible employee who effective on or after January 1, 2012, is an active participant in the AML Plan.

10.	Section 2.19 is amended and restated as follows:

Qualifying Termination shall mean your termination of employment within two (2) years following a Change of Control (as defined in the Change of Control Plan) (i) by the Company other than for Cause (as defined in the Change of Control Plan), Disability (as defined in the Change of Control Plan) or as a result of your death, or (ii) by you for Good Reason (as defined in the Change of Control Plan). Your termination of employment will not qualify as a Qualifying Termination if you are not covered by the Change of Control Plan at the time of your termination or if there is no Change of Control Plan in effect at the time of your termination.

11.	Section 2.21 is amended and restated as follows:

Salary Cap means the highest level of compensation that can be considered for the purpose of calculating benefits under Section 401(a)(17) of the Code (or Puerto Rico Code Section 1081.01(a)(12) in the case of Puerto Rico Participants).

12.	Section 4.2 is amended and restated as follows:

Credits. For each year you are eligible, the Company will credit your Account with your share of Plan Credits in an amount equal to (i) ten percent (10%) (nine percent (9%) for Puerto Rico Participants), multiplied by (ii) your Compensation for the year that is not recognized under the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants) either because it is in excess of the Salary Cap, or deferred under the

NQDC, or both. In addition, if your employment terminates as a result of a Qualifying Termination, the Company may determine, in its sole discretion, to credit an amount determined under the Change in Control Plan to any Plan participant’s Account. Notwithstanding anything herein (including Article 5) or in the Change of Control Plan to the contrary, any Plan Credits resulting from a Qualifying Termination (and any Earnings thereon) will be paid to you in a lump sum as soon as administratively practicable during the Plan Year immediately following the Plan Year in which your Separation from Service occurs, but in no event more than two and one-half months after the end of the calendar year in which your Separation from Service occurs.

13.	Section 3.1 is amended to add the following sentence at the end thereof:

Effective January 1, 2012, Puerto Rico Participants are eligible to participate (and only on a prospective basis) to the extent they satisfy on or after such date the eligibility requirements under this Section.

14.	Section 5.6 is amended to add the following subsection (d) to the end thereof to read as follows:

(d)	If there is an inclusion in income under Section Code 457A with respect to any portion of your Account, such inclusion is treated as a payment for purposes of the short-term deferral rule under §1.409A-1(b)(4). If the short-term deferral rule under §1.409A-1(b)(4) is satisfied, the amount included in income will be distributed to you during the taxable year in which such income inclusion occurs. If the short-term deferral rule under §1.409A-1(b)(4) is not satisfied, the amount included in income will be accelerated to the extent permitted under applicable IRS guidance.

15.	Section 7.1 is amended and restated as follows:

7.1 Committee; Duties. This Plan is administered by the Committee, or its duly appointed delegate or delegates, who may or may not be employees of the Company. The Committee (or its delegates) shall have all rights, powers and authority with respect to the administration and operation of the Plan, including, without limitation (i) the sole discretion and authority to make such rules, interpretations and computations and shall take such other actions to administer the Plan as it may deem appropriate, (ii) the sole discretion and authority to interpret the Plan and conclusively to determine all questions arising under the Plan, including questions relating to eligibility and benefits, (iii) the power to maintain and keep adequate records concerning the Plan and its proceedings and acts in such form and detail as the Committee may decide; provided, however, nothing in this Section 7.1 shall be construed to impose any fiduciary duty on the Committee or its delegates under ERISA. The decisions or actions of the Committee with respect to any question arising out of or in connection with the administration, interpretation or application of the Plan and the rules or regulations promulgated hereunder will be final, conclusive and binding upon all persons having any interest in the Plan.

16.	Section 7.3 is amended and restated as follows:

Section 7.3 CLAIMS AND REVIEW PROCEDURES

(a)	Applications for Benefits. Any application for benefits under the Plan shall be submitted to the Company at its principal office. Such application shall be in writing on the prescribed form and shall be signed by the applicant. All claims must be made within 180 days of the event that gives rise to a claim for benefits, including, without limitation, the receipt of a benefit statement that is labeled as a final determination (or labeled in terms substantially similar) of your benefits as of a certain date or states a claim for benefits may be filed within 180 days.

(b)	Denial of Applications. In the event that any application for benefits is denied in whole or in part, the Company shall notify the applicant in writing or electronically of the right to a review of the denial. Such written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the Plan provisions on which the denial was based, a description of any information or material necessary to perfect the application, an explanation of why such material is necessary, an explanation of the Plan’s review procedure, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such notice shall be given to the applicant within 90 days after the Company receives the application, unless special circumstances require an extension of time for processing the application. In no event shall such an extension exceed a period of 90 days from the end of the initial 90 day period. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 90 day period. Such notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render a decision. If notice is not given to the applicant within the period prescribed by this Section 7.3(b), the application shall be deemed to have been denied for purposes of Section 7.3(d) upon the expiration of such period.

(c)	Requests for Review. Any person whose application for benefits is denied in whole or in part (or such person’s duly authorized representative) may appeal the denial by submitting to the Company a request for a review of such application within 90 days after receiving written notice of the denial. The Company shall give the applicant or such representative an opportunity to review pertinent documents (except legally privileged materials) in preparing such request for review and to submit issues and comments in writing. The request for review shall be in writing and shall be addressed to the Company’s principal office. The request for review shall set forth all of the grounds on which it is based, all facts in support of the request, and any other matters which the applicant deems pertinent. The Company may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

(d)	Decisions on Review. The Company shall act upon each request for review within 60 days after receipt thereof, unless special circumstances require an extension of time for processing, but in no event shall the decision on review be rendered more than 120 days after the Company receives the request for review. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 90 day period. The Company shall give prompt, written or electronic notice of its decision to the applicant and to the Company. In the event that the Company confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial, specific references to the Plan provisions on which the decision is based, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. To the extent that the Company overrules the denial of the application for benefits, such benefits shall be paid to the applicant.

(e)	Rules and Procedures. The Company shall adopt such rules and procedures, consistent with ERISA and the Plan, as it deems necessary or appropriate in carrying out its responsibilities under this Section 7.3.

(f)	Exhaustion of Administrative Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with Section 7.3(a); (ii) has been notified that the application is denied; (iii) has filed a written request for a review of the application in accordance with Section 7.3(c); and (iv) has been notified in writing or electronically that the Company has affirmed the denial of the application. If the claimant has entered into an arbitration agreement with the Company, the provisions of that arbitration agreement will govern following the claimant’s compliance with the foregoing provisions of this Section 7.3, and shall be the sole and exclusive remedy following compliance with the foregoing provisions. No arbitration or civil action for benefits under the Plan may be brought more than one year following the notification that the appeal was denied in whole or in part, or the event that gave rise to the claim for benefits (including, without limitation, receipt of a benefit statement that is labeled as a final determination (or labeled in terms substantially similar) of your benefits as of a certain date or states you may file a claim for benefits within 180 days), whichever is later. If no arbitration agreement is applicable, any legal or equitable action for benefits under the Plan must be brought in the United States District Court that includes the city or is nearest to the city in which the participant was last employed by the Company.

17.	References in the following Sections of the Plan to “the Retirement Plan” shall be changed to “the Retirement Plan (or the AML Plan with respect to Puerto Rico Participants)”:

Sections 3.1, 4.3, 4.4, 6.1, 6.2.

18.	The list of Participating Subsidiaries and Affiliates of Amgen Inc. in Appendix A is amended to add the following to the end thereof:

“8. Amgen Manufacturing, Limited – January 1, 2012”

To record this Third Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 16th day of December 2011.

AMGEN INC.

By:	/s/ Brian McNamee

Title:	SVP, Human Resources